Exhibit 99.1

NPS REPORTS POSITIVE PREOS STUDY RESULTS

Salt Lake City — November 20, 2003 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today reported encouraging preliminary results from a two-year rat carcinogenicity study of PREOS®, its full-length human parathyroid hormone (PTH) drug candidate being developed for the treatment of osteoporosis. Based upon these findings the company believes it has identified a non-carcinogenic dose of PREOS, and confirmed the positive effects of PREOS on bone seen in other animal studies and in human clinical trials. The preliminary study data are summarized below. NPS recently completed a pivotal Phase III clinical trial with PREOS and plans to submit a New Drug Application (NDA) to the U.S. Food and Drug Administration next year for clearance to market PREOS.

The two-year rat carcinogenicity study was initiated as a component of a standard toxicology package for submission with the PREOS NDA. Bone cancer (osteosarcoma) was observed in similar studies of teriparatide, an N-terminal fragment of PTH. Although the complete toxicological, pathological, and histopathological data from the PREOS rat study are still being compiled, an analysis of the available data indicates that:

1)	There was no difference in the incidence of osteosarcoma seen in the low-dose and control arms of the study;
2)	A dose-related increase in the incidence of osteosarcoma occurred in the mid- and high-dose arms of the study, but at rates that appear to be lower than those observed in published carcinogenicity studies using teriparatide; and,
3)	The bone-building effects of PREOS, as measured by increases in bone mineral density, bone mineral content, and bone size have been confirmed.

A summary of the currently available study results is presented in the table below:

Number of Animals with Osteosarcoma (a) (b)
Group	1	2	3	4	5
Dose (µg/kg/day)	Control (c)(0)	Control (c)(0)	Low (10)	Mid (50)	High (150)
Clinical Exposure Multiple	0	0	3.7	21.5	53.0
Females (60/group)	2(d)	0	0	5	13
Males (60/group)	0	0	1(e)	13	27

(a) Evaluation of bone tissues has been completed for all groups.

(b) Evaluation of soft tissues has been completed only for control group males and group 3 males and females.

(c) Two control groups are used, as is standard practice in a study of this size.

(d) Both osteosarcomas in these animals were primary bone lesions.

(e) One osteosarcoma in a group 3 male was found in soft tissue (lung) and is presumed to have arisen from a primary bone lesion, although no site of origin was identified. A lesion in a second animal was identified in subcutaneous tissue of the neck, and was judged pathologically to be spontaneous and unrelated to a primary bone lesion.

Dr. Hunter Jackson, NPS Chairman and CEO said: “We are pleased with the results of this study, which include the observation of a non-carcinogenic dose. While we do not yet have all the data necessary to perform a complete statistical analysis of the study, we believe, based on previously documented background incidence of osteosarcomas in Fischer 344 rats, and the similar survival profile of the low-dose and control groups in this study, that our data are consistent with a non-carcinogenic level at the study’s low dose. This dose in rats represents approximately four times the exposure we are testing and will propose for human clinical use.

“There also appears to be a lower frequency of bone lesions in this study versus those in similar teriparatide studies. This result may be due to the activation of a unique set of receptors that responds to the C-terminus of PTH, which is present in PREOS, but not in teriparatide. We are continuing to explore this difference in receptor activation as a potential explanation for pharmacological differences between PREOS and teriparatide. At the same time, we are compiling and look forward to reporting our Phase III results and to submitting our NDA to the FDA next year.”

Webcast and Conference Call Information

NPS will host a conference call and webcast today at 8:00 a.m. EST (6:00 a.m. MST) featuring Dr. Hunter Jackson, Chairman, CEO, and President, and other members of the NPS senior management team.

To participate in the conference call, dial (800) 374-0232 and use confirmation code 4120937. International callers may dial (706) 634-6338, using the same confirmation code. In addition, live audio of the conference call will be simultaneously broadcast over the Internet and may be accessed on the company’s web site (www.npsp.com). Please click on the webcast link and follow the prompts for registration and access.

If you are unable to participate in the live call, a replay will be available at (800) 642-1687 (with confirmation code 4120937) until midnight, EST, November 27, 2003. International callers may access the replay by dialing (706) 645-9291, using the same confirmation code. The webcast portion of the call will also be available on the NPS website for the same period of time.

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Cautionary Statement For The Purpose Of

The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include the following: our belief that based on the preliminary data from the rat carcinogenicity study we have identified a non-carcinogenic dose of PREOS and that there appears to be a lower overall incidence of osteosarcomas and bone lesions compared to teriparatide; our intent to file an application with the FDA in 2004 for marketing approval of PREOS; and our intent, or the intent of our licensees, to commercialize small molecules and recombinant proteins as drugs, specifically, our product candidates, PREOS, teduglutide and cinacalcet HCl. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: the final analysis of all the data generated from rat carcinogenicity study may not support our initial conclusions; we may not be able to analyze and compile data from the PREOS studies in a timely manner; we may not be able to agree with the FDA on a clinical plan for teduglutide; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates, which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of November 20, 2003, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2002, and in our quarterly report on Form 10-Q for the third quarter of 2003.

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